Exhibit 99.14

3rd Floor, DIK Kojimachi Bldg., 1-6-9 Kojimachi
Chiyoda-ku, Tokyo 102-0083 Japan

Tel/Fax: +81-3-5357-1314 / +81-3-5357-1315

ULTRATREX INC.

220 Orchard Road

Unit 05-01, Midpoint Orchard
Singapore 238852

Dear Sirs

LEGAL OPINION ON JAPANESE LAW

PROPOSED INITIAL PUBLIC OFFERING OF SHARES BY ULTRATREX INC. AND LISTING ON NASDAQ

1.	Background

We are counsellors at law qualified to practice law in Japan and are acting as independent legal counsel to Ultratrex Inc., a company incorporated under the laws of Cayman Islands (“Company”). We have been asked to issue this legal opinion (“Opinion”) in our capacity as Japanese legal counsel to the Company, in relation to the proposed initial public offering (“Offering”) of 1,250,000 class A ordinary shares, par value US$0.0001 per share (“Class A Shares”), of the Company and the proposed listing of the Class A Shares on the Nasdaq Capital Market (“Listing”).

This Opinion is given to the Company solely for its benefit in respect to: (a) the Offering, as further described in the Company’s registration statement on Form F-1 with Registration No. 333-290101, including all amendments and/or supplements thereto (“Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, in relation to the Offering; and (b) the Listing.

2.	Scope of Legal Opinion

This letter relates only to the laws of general application in Japan as at the date hereof and as currently applied by the Japanese courts, and is given on the basis that it will be governed by and construed in accordance with Japanese Laws. We have made no investigation of, and do not express or imply any views on, the laws of any country other than Japan. In particular:-

(a)	we express no opinion (i) on public international law or on the rules of or promulgated under any treaty or by any treaty organisation, or on any taxation laws of any jurisdiction (including Japan); and (ii) with regard to the effect of any systems of law (other than Japanese Laws) even in cases where, under Japanese Laws, any foreign law should be applied, and we therefore assume that any applicable law (other than Japanese Laws) would not affect or qualify the opinions as set out below;

(b)	we express no opinion as to the correctness of any representation given by any of the parties (express or implied) under or by virtue of the documents submitted to us or of facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any of the documents, save if and insofar as the matters represented are the subject matter of a specific opinion herein;

3rd Floor, DIK Kojimachi Bldg., 1-6-9 Kojimachi
Chiyoda-ku, Tokyo 102-0083 Japan

Tel/Fax: +81-3-5357-1314 / +81-3-5357-1315

(c)	Japanese legal concepts are expressed in Japanese terms; however, the concepts concerned may not be identical to the concepts described by English terms as they exist in the laws of other jurisdictions, this letter may, therefore, only be relied upon the express condition that any issues of the interpretation or liability arising hereunder will be governed by Japanese Laws; and

(d)	this letter speaks as of the date hereof, no obligation is assumed to update this letter or to inform any person of any changes of law or other matters coming to our knowledge and occurring after this date, which may, affect this letter in any respect.

3.	Opinion

Based on the foregoing and subject to the qualifications herein, we are of the opinion or we note (as the case may be) that:

All statements found in the Registration Statement under the headings ‘Enforceability of Civil Liabilities’ and ‘Regulatory Environment,’ insofar as such statements describe, pertain or summarize Japanese laws or proceedings, are true and accurate in all material respects, and fairly present and summarize in all material respects the said Japanese laws or proceedings without any material omissions that could render them misleading. The disclosures featuring our viewpoints in the Registration Statement under the ‘Enforceability of Civil Liabilities’ and ‘Regulatory Environment’ sections, to the extent that they pertain to Japanese laws are indeed expressions of our professional opinions.

4.	Qualifications

Our opinion above is subject to the following qualifications:

(a)	to the extent it is stated in this letter that we have relied on the confirmations of the Company, we have not made independent verification of such confirmations from the Company;

(b)	we have made no investigation into, and do not express or imply any views on, the laws or regulations of any country other than Japan or on any non-legal regulation or standard such as but not limited to ac’bounting, financial or technical rules or standards;

(c)	except as may be expressly described herein, we have not undertaken any independent investigation to determine the existence or absence of any facts and no inference as to our knowledge of the existence or absence of such facts should be drawn from our serving as counsel in giving this letter;

(d)	if a person for whose benefit our letter is given is actually aware of or believes there to be a false or misleading statement or an omission of the information requested to be provided to us in connection with the work performed by us in rendering this letter, that person may not rely on this letter in relation to that statement or omission and should seek legal advice on the specific matter concerned;

(e)	we are unable to advise whether the Reviewed Documents comprise all the information and material in existence which may be relevant for the purposes of our legal due diligence;

3rd Floor, DIK Kojimachi Bldg., 1-6-9 Kojimachi
Chiyoda-ku, Tokyo 102-0083 Japan

Tel/Fax: +81-3-5357-1314 / +81-3-5357-1315

5.	Purposes

This Opinion is specifically intended for the Company’s exclusive benefit and is applicable solely in the context of the Offering. It is crucial to understand that this Opinion:

(a)	should not be relied upon, or utilised by any other individual and/or entity for any purpose beyond what is outlined in paragraph 6 below; and

(b)	this Opinion must not be disclosed to any person, except the Company’s affiliates and/or legal advisors. It should not be quoted or referenced in any public document, submitted to any government, regulatory agency, stock exchange, or any other individual without our explicit prior written consent, except as outlined in paragraph 7 below.

6.	Liability

For the avoidance of doubt, this Opinion is not to be relied upon by anyone apart from the Company. We do not assume any responsibility and/or liability towards any other individual and/or entity, even if the Company has shared a copy of our Opinion with another person, as long as it was done without our prior written consent.

Nevertheless, subject to the constraints imposed by applicable laws and regulations, the Company is permitted to rely on this Opinion under the condition that our total aggregate liability concerning the matters discussed in this Opinion is restricted to the total net fees we received in connection with the Listing.

7.	Consent

We hereby consent to the utilisation of this Opinion in the Registration Statement, and we also authorise its filing as an exhibit therein. In addition, we consent to the inclusion of references to our name within the said Registration Statement.

Yours faithfully

Tonogai Law

Attorney-at-Law, SHUJI TONOGAI

09/17/2025

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